FIRST SOUTH AFRICA CORP., LTD.
                                 CLARENDON HOUSE
                                  CHURCH STREET
                             HAMILTON HM CX, BERMUDA


                                                                October 10, 1997



Dear Warrantholder:

        Enclosed you will find materials relating to an offer from the Company to the holders of its outstanding Redeemable Class A Warrants and Redeemable Class B Warrants. The materials consist of (1) an Offering Circular, (2) a
Letter of Transmittal for Class A Warrants and Class B Warrants, (3) a Guaranteed Delivery Form and (4) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        The Offering Circular sets forth the terms and conditions of the offer and includes financial and other information concerning the Company. The Letter of Transmittal, which is to be used by you in the event you wish to participate in the offer, contains detailed instructions as to the steps to be taken by you.

        We urge you to consider the offer carefully. Inquiries and requests for assistance may be directed to your broker or bank or to the Company's Information Agent, American Stock Transfer & Trust Company at (718) 921-8200.

                                               Very truly yours,

                                               FIRST SOUTH AFRICA CORP., LTD.



                                               By:  /S/ CLIVE KABATZNIK
                                                  -----------------------------
                                                     Clive Kabatznk
                                                      President